OPINION OF COUNSEL, JODY M. WALKER, ATTORNEY AT LAW


                     [JODY M. WALKER - LETTERHEAD]



February 15, 2010


U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington D.C.  20549

Re:      Oregon Mineral Technologies, Inc.
         Form S-1 Registration Statement
         OPINION OF COUNSEL


Ladies and Gentlemen:

            OPINION OF COUNSEL

I have acted as counsel to Oregon Mineral Technologies, Inc. in connection with the preparation and filing of a Registration Statement on Form S-1. The registration statement covers the registration under the Securities Act of 1933 of 2,500,000 common shares to be sold by
Oregon Mineral Technologies, Inc.   I have examined the registration
statement, Oregon Mineral Technologies, Inc. articles of incorporation and bylaws, as amended, and minutes of meetings of its board of directors.

Based upon the foregoing, and assuming that the common shares will be issued and that Oregon Mineral Technologies, Inc. will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states or foreign jurisdictions in which common shares have been and may be sold, I am of the opinion that the common shares will be validly issued, fully paid and nonassessable.

This opinion opines upon Wyoming law, including the Wyoming Statutes, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.

CONSENT


I consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus that is made a part of the registration statement.


Sincerely,

/s/ Jody M. Walker
-------------------
Jody M. Walker, Attorney At Law